Contact:	Nancy Love Robertson
Senior Vice President-
Corporate Communications
(405)225-5600

SONIC APPOINTS NEW PRESIDENT OF SONIC RESTAURANTS, INC.
AND ANNOUNCES OTHER MANAGEMENT CHANGES

OKLAHOMA CITY (September 8, 2009) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced that Omar Janjua has joined the Company as President of its restaurant operating subsidiary, Sonic Restaurants, Inc. ("SRI").  Janjua was previously Executive Vice President and Chief Operating Officer for Steak 'n Shake Company, where he reported to the Chief Executive Officer and was responsible for the operations of 490 system restaurants with annual revenues of approximately $700 million.

While with Steak 'n Shake, Janjua successfully developed and integrated programs to drive service execution and enhance personnel development, and also worked with senior leadership to plan and implement a financial turnaround plan.  Prior to joining Steak 'n Shake, he worked for 18 years with Pizza Hut, Inc. in various positions of increasing responsibility, lastly as Vice President of company operations overseeing 817 restaurants with annual revenues in excess of $800 million.  Janjua's 28-year restaurant career also includes experience at other national quick-service chains.

Janjua holds a Masters of Business Administration degree from Minnesota State University and is a graduate of Georgia Institute of Technology with a major in Operations Management.

Eddie Saroch, who served as president of SRI since May 2008 and has been with Sonic since 1995, has moved to the new position of Senior Vice President of Franchise Operations (Developing Markets).  In this new role, Saroch will oversee an increased effort in the delivery of integrated services to franchisees.

Additionally, the company announced that Claudia San Pedro, previously Treasurer and Vice President of Investor Relations, has been named Vice President of Investor Relations and Brand Strategies.  Keith Jossell, previously Vice President of Franchise Finance, has been named Vice President of Market Strategies.

Commenting on the announcements, Clifford Hudson, Chairman and Chief Executive Officer of Sonic Corp., said, "We are fortunate to have Omar join our management team.  The knowledge he has gained from a 28-year career in QSR, across many operational and financial areas, makes him an excellent choice to lead our partner drive-in operations.  We look forward to working closely with him and to the value that his experience and commitment will bring to our company.  We also are pleased to recognize the hard work and dedication of the other management team members who are assuming new roles, and we wish to congratulate them on their achievements."

Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has more than 3,500 drive-ins coast to coast where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.